EXHIBIT 99.1

FOR IMMEDIATE RELEASE
May 10, 2012

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces First Quarter 2012 Results

CARLSBAD, Calif., May 10, 2012 — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the first quarter ended March 31, 2012.

"The top line performance for the quarter is a major disappointment to us.  However, our main goal continues to be to make Buzztime a highly valuable and sought after service to our customers.   The capabilities we are developing, all of which leverage our game platform and audience, provide a foundation to do that going forward,” said Michael Bush, the company's CEO.

Results for the First Quarter Ended December 31, 2011

Revenues for the first quarter of 2012 were $6.1 million, compared to revenues of $6.0 million for the same period of 2011.  The 1% increase in revenue was primarily the result of revenue generated from the Stump! Trivia business we acquired in October 2011, offset by lower average site count, lower average revenue per site and lower advertising revenue.

The Company ended the first quarter of 2012 with 3,868 subscribing venues, compared to 3,888 at March 31, 2011.  During the first quarter of 2012, installations were lower at 193 compared with 286 in the same quarter last year, and terminations were lower at 257 compared to 323.  Customer churn was 6.6% for the quarter, an improvement from 8.3% in the prior year period.

Total site counts and churn percentages	Q1 2012	Q1 2011	Increase (Decrease)
Site Count – Beginning of Quarter	3,932	3,925	7
Q1 Installations	193	286	(93)
Q1Terminations	(257)	(323)	(66)
Site Count - End of Quarter	3,868	3,888	(20)
Churn Percentage	6.6%	8.3%	(1.7)

Gross margin as a percentage of revenue decreased to 73% in the first quarter of 2012, compared to 75% in the first quarter of 2011.  Direct costs increased primarily due to Stump! Trivia direct expenses, which were offset by a decrease in depreciation and amortization expense, a decrease in service provider fees primarily due to fewer service calls, a decrease in content fees and a decrease in freight expense due to fewer installations and deinstallations of customer sites during the first quarter of 2012 compared to the same period in 2011.

Selling, general and administrative expenses increased 9%, to $5.3 million for the first quarter of 2012 from $4.8 million for the same period in 2011.  The increase in selling, general and administrative expenses was due to increased payroll and related expense of $0.2 million primarily due to increased headcount and incentive compensation offset by a decrease in severance expense, increased consulting fees of $0.2 million due to software development and other corporate initiatives, increased service fees of $0.1 million due to outsourcing our warehouse operations during the second quarter of 2011 and increased travel and entertainment of $0.1 million due to higher headcount in sales and account management as well as sales training held during the first quarter of 2012.  These increases were offset by decreased occupancy expense of $0.1 million due to lower rent under our new corporate headquarters lease.

Net loss for the first quarter of 2012 was $1.0 million, or $0.02 per share, compared to a net loss of $0.6 million or $0.01 per share in the same period a year ago.

Conference Call

Management will review these results in a conference call today, May 10, 2012, at 4:30 p.m. ET.

To access the conference call, please dial (877) 790-8271, if calling from the United States or Canada, or (954) 320-7648, if calling internationally, and use passcode 75191021.   A replay of the call will be available until May 17, 2012, which can be accessed by dialing (855) 859-2056, if calling from the United States or Canada, or (404) 537-3406, if calling internationally. Please use passcode 75191021 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by approximately 3,900 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With over 2,400,000 registered consumers and more than 52,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about investing in the business, business initiatives, customer churn, adding customers, transforming the company, value of services, our acquisition,  benefits of our products and services and the number of locations, players and games.  These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of adverse economic conditions, failure of customer and/or player demand, the impact of alternative entertainment options and technologies, competitive products, and pricing, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except par value amount)

	March 31, 2012	December 31, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$3,143	$1,374
Restricted cash	50	50
Accounts receivable, net	662	750
Prepaid expenses and other current assets	587	624
Total current assets	4,442	2,798
Broadcast equipment and fixed assets, net	4,212	4,255
Software development costs, net	1,444	1,320
Deferred costs	931	1,132
Goodwill	1,264	1,236
Intangible assets, net	753	845
Other assets	64	61
Total assets	$13,110	$11,647

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,287	$1,329
Accrued compensation	891	757
Sales taxes payable	727	764
Income taxes payable	84	77
Obligations under capital leases—current portion	265	286
Deferred revenue	499	463
Other current liabilities	185	192
Total current liabilities	3,937	3,868
Obligations under capital leases, excluding current portion	89	164
Deferred revenue, excluding current portion	188	186
Deferred rent	868	756
Other liabilities	290	323
Total liabilities	5,372	5,297

Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 161 shares issued and outstanding at March 31, 2012 and December 31, 2011	1	1
Common stock, $.005 par value, 84,000 shares authorized; 70,998 and 60,927 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	355	305
Treasury stock, at cost, 503 shares at March 31, 2012 and December 31, 2011	(456)	(456)
Additional paid-in capital	118,835	116,497
Accumulated deficit	(111,764)	(110,719)
Accumulated other comprehensive income	767	722

Total shareholders’ equity	7,738	6,350

Total liabilities and shareholders’ equity	$13,110	$11,647

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
 (In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenues	$6,066	$6,001

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,617	1,524
Selling, general and administrative	5,272	4,832
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	174	165

Total operating expenses	7,063	6,521

Operating loss	(997)	(520)
Other expense, net	(32)	(28)

Loss before income taxes	(1,029)	(548)
Provision for income taxes	(16)	(11)

Net loss	$(1,045)	$(559)

Net loss per common share – basic and diluted	$(0.02)	$(0.01)

Weighted average shares outstanding – basic and diluted	64,519	60,372

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONSOLIDATED CASH FLOW DATA *
(Unaudited)
(In thousands)

	Three Months ended March 31,
	2012	2011
Cash flows provided by operating activities:
Net loss	$(1,045)	$(559)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	723	813
Provision for doubtful accounts	10	(16)
Stock-based compensation	78	71
Loss from disposition of equipment and capitalized software	1	18
Changes in assets and liabilities:
Accounts receivable	78	68
Prepaid expenses and other assets	35	(283)
Accounts payable and accrued liabilities	20	838
Income taxes payable	5	(4)
Deferred costs	38	(135)
Deferred revenue	201	93
Deferred rent	111	—
Net cash provided by operating activities	255	904

Cash flows used in investing activities:
Capital expenditures	(405)	(482)
Software development expenditures	(307)	(200)
Net cash used in investing activities	(712)	(682)

Cash flows provided by (used in) financing activities:
Proceeds from rights offering, net	2,310	—
Principal payments on capital leases	(95)	(130)
Payments on note payable	(10)	—
Proceeds from exercise of stock options	—	34
Net cash provided by (used in) financing activities	2,205	(96)

Net increase in cash and cash equivalents	1,748	126

Effect of exchange rate on cash	21	1

Cash and cash equivalents at beginning of period	1,374	3,906

Cash and cash equivalents at end of period	$3,143	$4,033